QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.6

        [Letterhead]

Report of Independent Accountants

Target Corporation,
Its Officers and Directors
        and
Target Receivables Corporation,
Its Officers and Directors
As Transferor
        and
Retailers National Bank,
Its Officers and Directors
As Servicer
        and
Wells Fargo Bank, National Association
As Trustee

At your request, we have applied certain agreed-upon procedures, described below, agreed to by Target Corporation (the Company), Target Receivables Corporation, as Transferor, and Retailers National Bank, as Servicer, each of their respective Officers and Directors, and Wells Fargo Bank, National Association, as Trustee, to the Monthly Certificateholders' Statements (the Statements), issued pursuant to the Amended and Restated Target Credit Card Master Trust (the Trust) Pooling and Servicing Agreement (the Pooling and Servicing Agreement), dated August 22, 2001, for Series 1997-1 for the months of February 2001, May 2001, August 2001, and November 2001. An example of a Statement, prepared by the Company, is provided as Attachment I. The specific procedures performed on each of the Statements are cross-referenced to Attachment I for each item or group of items. Only those items with balances on the Statements were cross-referenced. Our procedures were applied as indicated with respect to the letters explained below:

  A.
  Compared amounts and percentages to the Target Credit Card Master Trust Prospectus Supplement for Series 1997-1 dated October 8, 1997 (the Prospectus Supplement) and found them to be in agreement.

  B.
  Compared the dollar and other amounts not derived directly from the Prospectus Supplement to amounts in the Company's accounting records to the extent such amounts could be so compared directly and found them to be in agreement. Examples of those accounting records used are listed below.

  C.
  Compared the dollar and other amounts not derived directly from the Prospectus Supplement, or that could not be compared directly to the Company's accounting records, to amounts within the Monthly Certificateholders' Statement and found them to be in agreement.

  D.
  Proved the arithmetic accuracy of the percentages or amounts based on the data in the above-mentioned Prospectus Supplement and accounting records. Differences may exist due to rounding of certain amounts or percentages used in the calculation but are not reported for purposes of this letter.

Accounting records for purposes of this letter include the following reports or records: Data Summary Sheet; Breakout of Finance Charge Receivable and Principal Receivable; Finance Charge Receivable Payments as a Percentage of Total Month Payments; Receivable Aging by Dollar Balance; Month End Accounts Receivable Aging Summary Reports; Purified Net Write-Off Reports; Monthly Sales Returns; Credits and Adjustments Reports; Bank Sales Reports; Account Totals by Delinquency Level Reports; Geographic Distribution of Accounts and Receivables Reports; Miscellaneous Payment Instructions Report; and Monthly Collection Account Earnings. All Monthly Reports are generated by management of Target Corporation or Retailers National Bank. Additionally, for all the applicable Target Visa accounts, all monthly reports are generated by an external vendor.

There were no exceptions noted as a result of our procedures performed.

We were not engaged to, and did not, perform an audit, the objective of which would be the expression of an opinion on the Monthly Certificateholders' Statements. Accordingly, we do not express such an opinion. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.

This report is intended solely for the use of the specified users listed above and should not be used by those who have not agreed to the procedures and taken responsibility for the sufficiency of the procedures for their purposes. However, this report is a matter of public record, as a result of inclusion as an exhibit to the Annual Report on Form 10-K filed by Target Receivables Corporation on behalf of the Trust, and its distribution is not limited.

Very truly yours,

January 25, 2002

MONTHLY CERTIFICATEHOLDERS' STATEMENT
RETAILERS NATIONAL BANK
TARGET CREDIT CARD MASTER TRUST
SERIES 1997-1

Pursuant to the Pooling and Servicing Agreement, dated as of September 13, 1995 (as may be amended, from time to time, the Agreement), as supplemented by the Series 1997-1 Supplement (as amended and Supplemented, the Series Supplement), each among Retailers National Bank, as Servicer, Target Receivables Corporation, as Transferor, and Wells Fargo Bank Minnesota, National Association, as Trustee, the Servicer is required to prepare certain information each month regarding distributions to Certificateholders and the performance of the Trust. The information with respect to the applicable Distribution Date and Monthly Period is set forth below.

	Monthly Period: Distribution Date: No. of Days in Period:	December 2001 January 25, 2002 35

A.	ORIGINAL DEAL PARAMETERS
(a)	Class A Initial Invested Amount	$400,000,000.00	(A)	76.50%	(D)
(b)	Class B Initial Invested Amount	122,875,817.00	(A)	23.50%	(D)

(c)	Total Initial Invested Amount	$522,875,817.00	(D)

(d)	Class A Certificate Rate	6.25%	(A)
(e)	Class B Certificate Rate	0.00%
(f)	Servicing Fee Rate	2.00%	(A)
(g)	Discount Percentage	0.00%

I.	RECEIVABLES IN THE TRUST

(a)	Beginning of the Period Principal Receivables	$3,270,331,365.34	(B)
(b)	Beginning of the Period Finance Charge Receivables	90,608,966.21	(B)
(c)	Beginning of the Period Discounted Receivables	-

(d)	Beginning of the Period Total Receivables (a + b + c)	$3,360,940,331.55	(D)

(e)	Removed Principal Receivables	$-
(f)	Removed Finance Charge Receivables	-

(g)	Removed Total Receivables (e + f)	$-

(h)	Supplemental Principal Receivables	$-
(i)	Supplemental Finance Charge Receivables	-

(j)	Supplemental Total Receivables (h + i)	$-

(k)	End of Period Principal Receivables	$4,085,092,747.69	(B)
(l)	End of Period Finance Charge Receivables	97,179,338.93	(B)
(m)	End of Period Discounted Receivables	-

(n)	End of Period Total Receivables (k + l + m)	$4,182,272,086.62	(D)

II.	INVESTED AMOUNTS AND ALLOCATION PERCENTAGES

(a)	Class A Initial Invested Amount	$400,000,000.00	(A)	76.50%	(D)
(b)	Class B Initial Invested Amount	122,875,817.00	(A)	23.50%	(D)

(c)	Total Initial Invested Amount (a + b)	$522,875,817.00	(D)

(d)	Class A Invested Amount (a - (X.a))	$400,000,000.00	(D)	76.50%	(D)
(e)	Class B Invested Amount (b - (X.e))	122,875,817.00	(D)	23.50%	(D)

(f)	Total Invested Amount (d + e)	$522,875,817.00	(D)

(g)	Class A Adjusted Invested Amount (a - (X.a) - (III.f))	$400,000,000.00	(D)	76.50%	(D)
(h)	Class B Invested Amount (b - (X.e))	122,875,817.00	(D)	23.50%	(D)

(i)	Total Adjusted Invested Amount (g + h)	$522,875,817.00	(D)

(j)	Floating Allocation Percentage	15.99%	(D)
(k)	Class A Floating Allocation Percentage	12.23%	(D)
(l)	Class B Floating Allocation Percentage	3.76%	(D)
(m)	Principal Allocation Percentage	15.99%	(D)
(n)	Class A Principal Allocation Percentage	12.23%	(D)
(o)	Class B Principal Allocation Percentage	3.76%	(D)
(p)	Servicing Fee	$871,459.70	(D)
(q)	Investor Defaulted Amount (j * (IV.(m)))	$3,078,512.95	(D)

III.	TRANSFEROR'S INTEREST, RETAINED INTEREST, SPECIAL FUNDING ACCOUNT, AND PRINCIPAL FUNDING ACCOUNT

(a)	Transferor's Amount (end of month)	$1,839,992,199.74	(B)
(b)	Required Retained Transferor Amount	$81,701,854.95	(B)
(c)	Required Principal Balance	$2,245,100,547.95	(B)
(e)	Funds on deposit in Special Funding Account (end of month)	$-
(f)	Principal on deposit in Principal Funding Account (beginning of month)	$-
(g)	Principal on deposit in Principal Funding Account (end of month)	$-

IV.	PERFORMANCE SUMMARY

	COLLECTIONS:
(a)	Collections of Principal Receivables	$683,199,471.30	(B)
(b)	Collections of Finance Charge Receivables (from cardholder payments)	71,032,967.80	(B)
(c)	Collections of Finance Charge Receivables (from merchant fees, deferred billing fees, collection account interest, interchange fees)	19,919,411.75	(B)
(d)	Collections of Discount Option Receivables	$-

(e)	Total Finance Charge Collections (b + c + d)	90,952,379.55	(D)

(f)	Total Collections (a + e)	$774,151,850.85	(D)

	DELINQUENCIES AND LOSSES:
(g)	Two missed payments	$66,267,000	(B)
(h)	Three missed payments	41,694,298	(B)
(i)	Four or more missed payments	91,287,897	(B)

(j)	Total delinquencies (g + h + i)	$199,249,195	(D)

(k)	Gross Charge-Offs during the month	$22,082,274.27	(B)
(l)	Recoveries during the month	2,827,688.11	(B)

(m)	Net Charge-Offs during the month (k - l)	$19,254,586.16	(D)

V.	NON-U.S. ACCOUNTS

(a)	Non-U.S. Accounts at end of month	150,797	(B)
(b)	As a percentage of total (a / c)	0.37%	(D)

(c)	Total number of Accounts in Trust (at end of month)	41,180,541	(B)

VI.	AVAILABLE SERIES 1997-1 FINANCE CHARGE COLLECTIONS AND APPLICATION OF FUNDS

(a)	Floating Allocation Percentage of Collections of Finance Charge Receivables	$14,541,890.24	(D)
(b)	Investment earnings on Principal Funding Account	-
(c)	Investment earnings in Reserve Account deposited in the Collection Account	-
(d)	Reserve draw Amount deposited into the Collection Account	-

(e)	Available Series 1997-1 Finance Charge Collections (a + b + c + d)	$14,541,890.24	(D)

(i)	Class A Interest	$2,083,333.34	(D)
(ii)	Servicing Fee	871,459.70	(C)
(iii)	Class A Investor Defaulted Amount ((IV.m * (II.k))	2,355,062.41	(D)
(iv)	Class B Investor Defaulted Amount ((IV.m * (II.l ))	723,450.54	(D)
(v)	Adjustment Payment Shortfalls	-
(vi)	Reimbursement of Class A Investor Charge-Offs	-
(vii)	Reimbursement of Class B Investor Charge-Offs and Reallocated Class B Principal Collections	-
(viii)	Class B Interest	-
(ix)	Reserve Account	-

(x)	Excess Finance Charge Collections (e-i-ii-iii-iv-v-vi-vii-viii-ix)	$8,508,584.25	(D)

VII.	YIELD and BASE RATE

Base Rate
(a)	Base Rate (current month)	6.78%	(D)
(b)	Base Rate (prior month)	6.78%	(B)
(c)	Base Rate (two months ago)	6.78%	(B)
(d)	Three-Month Average Base Rate	6.78%	(D)
Portfolio Yield
(e)	Portfolio Yield (current month)	22.55%	(D)
(f)	Portfolio Yield (prior month)	22.58%	(B)
(g)	Portfolio Yield (two months ago)	21.84%	(B)
(h)	Three-Month Average Portfolio Yield	22.32%	(D)

VIII.	PORTFOLIO PERFORMANCE RATES

(a)	Net Charge-Offs (annualized % of Principal Receivables at beginning of period)	6.06%	(D)
(b)	Monthly Payment Rate (% of Total Receivables at beginning of period (adjusted for number of days in period))	19.24%	(D)
(c)	Trust Portfolio Yield (annualized)	28.61%	(D)
(d)	Portfolio Yield (three-month average (annualized))	22.32%	(D)
(e)	Base Rate (three-month average)	6.78%	(D)

(f)	Excess Finance Charge Collections % (d - e)	15.54%	(D)

IX.	PRINCIPAL COLLECTIONS

(a)	Class A Principal Allocation Percentage	12.23%	(D)
(b)	Class A Principal	$-
(c)	Class B Principal Allocation Percentage	3.76%	(D)
(d)	Class B Principal	-

(e)	Total Principal (b + d)	$-

(f)	Reallocated Principal Collections	$-
(g)	Shared Principal Collections allocable from other Series, Participation and Transferor Certificate	$-

X.	INVESTOR CHARGE-OFFS

CLASS A INVESTOR CHARGE-OFFS
(a)	Class A Investor Charge-Offs	$-
(b)	Class A Investor Charge-Offs per $1,000 original certificate principal amount	$-
(c)	Total amount reimbursed in respect of Class A Investor Charge-Offs	$-
(d)	The amount, if any, by which the outstanding principal balance of the Class A Certificates exceeds the Class A Invested Amount after giving effect to all transactions on such Distribution Date	$-

CLASS B INVESTOR CHARGE-OFFS
(e)	Class B Investor Charge-Offs	$-
(f)	Class B Investor Charge-Offs per $1,000 original certificate principal amount	$-
(g)	Total amount reimbursed in respect of Class B Investor Charge-Offs	$-
(h)	The amount, if any, by which the outstanding principal balance of the Class B Certificates exceeds the Class B Invested Amount after giving effect to all transactions on such Distribution Date	$-

XI.	AMORTIZATION

(a)	Class A Accumulation Period Length (months)	2	(A)
(b)	Controlled Accumulation Amount	$200,000,000.00	(A)
(c)	Deficit Controlled Accumulation Amount	$-
(d)	Total Principal on deposit in Principal Funding Account for the benefit of Class A Certificateholders	$-
RETAILERS NATIONAL BANK, As Servicer

By: /s/ THOMAS A. SWANSON Name: Thomas A. Swanson Title: Vice President and Cashier

QuickLinks

Report of Independent Accountants
MONTHLY CERTIFICATEHOLDERS' STATEMENT RETAILERS NATIONAL BANK TARGET CREDIT CARD MASTER TRUST SERIES 1997-1